Exhibit 99.01

Press Release
www.shire.com

Total Voting Rights

November 1, 2012 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”), in accordance with DTR 5.6.1 of the FSA’s Disclosure and Transparency Rules, notifies the market of the following:

At close of business on October 31, 2012, the Company’s issued share capital consisted of 562,192,259 ordinary shares of 5 pence each with voting rights and a further 346,099 ordinary shares held in treasury.

Therefore the total number of voting rights in the Company is 562,192,259.  This is the figure which should be used by shareholders as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the Company under the Financial Services Authority's Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

Notes to editors

Shire enables people with life-altering conditions to lead better lives.

Through our deep understanding of patients’ needs, we develop and provide healthcare in the areas of:

•	Behavioral Health and Gastro Intestinal conditions
•	Rare Diseases
•	Regenerative Medicine

as well as other symptomatic conditions treated by specialist physicians.

We aspire to imagine and lead the future of healthcare, creating value for patients, physicians, policymakers, payors and our shareholders.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX